Exhibit 99.1

For Immediate Release

First Hawaiian Announces Balance Sheet Restructuring

HONOLULU, Hawaii, January 14, 2019 — First Hawaiian, Inc. (NASDAQ: FHB), (the “Company”) announced that it executed a series of balance sheet restructuring transactions related to its investment securities portfolio that are expected to improve its overall financial position.

The Company announced that as part of its ongoing balance sheet optimization strategy, it recently completed the sale of approximately $898 million of its lower yielding securities available-for-sale, resulting in an after-tax loss of approximately $17.6 million or 13 cents per diluted share to be recognized in the fourth quarter of 2018 and $2.1 million to be recognized in the first quarter of 2019. The weighted average yield on the securities sold was 1.72% with an estimated duration of 2.8 years. Proceeds from the sales were reinvested in debt securities issued by U.S. government agencies at a weighted average yield of 3.03% with an estimated duration of 2.2 years. The Company estimates the restructuring will result in approximately $6.1 million of after-tax earnings accretion in 2019 and that the payback period of the loss will be approximately two and a half years.

About First Hawaiian

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii.  Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers, including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services.  Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit www.FHB.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized” and “outlook”, or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements include, but are not limited to, statements relating to the estimated 2019 earnings accretion and payback period of the loss in connection with the transactions described above, are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see our U.S. Securities and Exchange Commission (“SEC”) filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2017.

Investor Relations Contact:
Kevin Haseyama

(808) 525-6268

khaseyama@fhb.com

Media Contact:

Susan Kam

(808) 525-6254

skam@fhb.com